UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 5, 2004

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	33-98490	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 5, 2004, Petroleum Heat and Power Co., Inc., a Minnesota corporation (the “Heating Oil Segment” or “Petro”), which is an indirect subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”), entered into a Letter Amendment and Waiver (the “Amendment”), with respect to that certain Credit Agreement, dated as of December 22, 2003, as amended (the “Credit Agreement”) among Petro and the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), Wachovia Bank, National Association, as Agent for the Lenders and as issuer of certain letters of credit, LaSalle Bank National Association, as issuer of certain letters of credit, Fleet National Bank, as Syndication Agent, and J.P. Morgan Chase Bank and LaSalle Bank, National Association, as Co-Documentation Agents.

As a result of the Amendment, the Heating Oil Segment expects to be able to continue to borrow funds under the Credit Agreement to support its working capital requirements for the near term. The Amendment provides for the waiver, through December 17, 2004, of various terms under the Credit Agreement. The Amendment also amends for the waiver period the financial covenant regarding the Partnership’s consolidated funded debt to cash flow ratio and the financial covenant regarding Petro’s cash flow to interest expense ratio.

The continuing effectiveness of the Amendment and the ability to borrow thereunder is subject to a number of specific conditions in addition to the usual borrowing conditions for a working capital loan. The aggregate loans borrowed and letters of credit issued under the Credit Agreement through December 17, 2004 cannot exceed Petro’s projected working capital requirements as provided to the lenders upon signing the Amendment. The Amendment specifies a week by week budget of the maximum amount of loans that can be outstanding as of the last day of each week during the waiver period and requires the delivery of weekly borrowing base certificates, a forecast of the weekly cash expenditures and receipts through the end of January 2005, weekly reports describing actual cash expenditures and receipts, and monthly financial statements. Finally, the Partnership’s propane segment (the “Propane Segment” or “Star Propane”) must keep in effect without amendment the commitment letter discussed immediately below.

Star Propane has entered into a Commitment Letter with JPMorgan Securities Inc. and JPMorgan Chase Bank providing for funding of a refinancing by Petro and Star Propane of all of their existing working capital facilities and all of the outstanding institutional indebtedness of Petro and Star Propane.

Under the Commitment Letter, JP Morgan Chase Bank commits to provide a $300,000,000 asset-based senior secured revolving credit facility and a $300,000,000 senior secured bridge facility to Star Propane and Petro as joint borrowers. The $300,000,000 bridge facility would be made available in the event the public or private offering of debt securities, which is discussed below, is not consummated.

The proceeds of the credit facility and the bridge facility or public or private offering, as the case may be, will be used to refinance the existing working capital facilities (including the Credit Agreement with Wachovia Bank, National Association, as Administrative Agent and other lenders discussed above), to refinance all of the outstanding institutional indebtedness of Petro and Star Propane, including any make-whole obligations that are payable thereunder and to pay various transaction expenses. The asset-based facility and, if the bridge facility is needed, the bridge facility, both would be secured by substantially all of the assets of Petro and Star Propane and would be guaranteed by the Partnership and by all of the companies comprising the Heating Oil and Propane Segments.

Under an Engagement Letter, Star Propane appointed JP Morgan Securities Inc to act as the underwriter or placement agent of a $300,000,000 public or private offering of debt securities. If the bridge facility is drawn down prior to the closing of the offering, the proceeds of the offering would be used to repay the bridge facility. The $300,000,000 public or private offering of debt securities is not committed.

The obligations of JP Morgan Chase Bank under the Commitment Letter to provide the asset-based facility and bridge facility are subject to usual conditions for facilities of this type. These include the absence of a material adverse change in the financial condition of the propane and heating oil segments (other than as previously disclosed); the absence of a material disruption or material adverse change in the financial, banking or capital markets; the negotiation of acceptable definitive documentation; the receipt of satisfactory financial statements; the perfection of liens; the repayment of existing indebtedness and release of liens securing that indebtedness; solvency; satisfactory collateral audits and appraisals; the preparation of a satisfactory offering memorandum for the public or private debt securities and confidential memorandum for the asset based and bridge facilities; and others. The conditions do not include the completion of syndication of the facilities. There can be no assurances that the conditions under the Commitment Letter can be satisfied.

The Commitment Letter with JPMorgan Chase Bank expires on January 15, 2005. In light of the December 17, 2004 termination date of the Amendment from Wachovia Bank, National Association and other lenders discussed above, the Partnership anticipates that the refinancing will need to be closed on or before December 17, 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC (General Partner)

By:	/s/ Ami Trauber
Name:	Ami Trauber
Title:	Chief Financial Officer

Date: November 5, 2004